Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Cathy Kralik
PondelWilkinson for Homestore, Inc.
310-279-5962
ckralik@pondel.com
HOMESTORE, INC. ANNOUNCES $100 MILLION STRATEGIC INVESTMENT
BY ELEVATION PARTNERS
WESTLAKE VILLAGE, Calif. – Nov. 7, 2005 – Homestore, Inc. (NASDAQ: HOMS), the leading provider of real estate media and technology solutions, today announced that Elevation Partners, a private equity firm, has agreed to invest $100 million in Homestore in the form of convertible preferred stock.
In conjunction with this agreement, Fred Anderson and Roger McNamee, managing directors and cofounders of Elevation Partners, will join Homestore’s board of directors, increasing the number of directors from eight to ten.
“Homestore fits perfectly with our investment strategy. The online real estate media opportunity is very large and Homestore is the undisputed leader in the category,” said Anderson. “The combination of rich content for consumers and effective marketing solutions for real estate professionals provides Homestore with a platform for substantial growth.”
“The management team, led by Mike Long, has done an outstanding job of stabilizing the company, rebuilding relationships and positioning Homestore for future growth,” added McNamee. “This financing will allow Homestore to more aggressively expand its capabilities for both consumers and customers. We look forward to contributing to Homestore’s long-term success.”
“We are honored by Elevation Partners’ decision to invest in Homestore. Their team will contribute significantly to our strategic thinking. We are pursuing a very large market opportunity. As the real estate market changes, we expect online real estate media to be a primary beneficiary of the accelerating rationalization of the industry’s huge advertising spend,” added Mike Long, chief executive officer of Homestore. “This new capital will help ensure that our customers have access to the highest value, most effective marketing solutions available anywhere. We look forward to discussing this agreement, along with our recent operating results, in more detail Tuesday afternoon during our third quarter earnings conference call.”
The preferred stock is convertible into shares of Homestore’s common stock at $4.20 per share, or approximately 18 percent over the closing price per share of the Company’s common stock on Nov. 4, 2005. If converted, the investment would represent approximately 14 percent of the Company’s shares outstanding. The preferred stock will pay an annual dividend of 3.5 percent of the liquidation preference, payable in additional preferred stock, for the first five years following issuance, after which it will be paid only in
Copyright © 2005 Homestore, Inc. All rights reserved.

ELEVATION PARTNERS TO INVEST $100 MILLION IN HOMESTORE, INC.	Page 2
cash. After the third anniversary following the issuance, Homestore may cause all of the preferred stock to be converted to common stock if the average closing price per share of the common stock during any 30 consecutive trading days is at least $7.77. The preferred stock is non-callable until after the fifth anniversary of the issuance and will be mandatorily redeemed by the Company on the seventh anniversary.
Homestore intends to use the net proceeds for general corporate purposes, including strategic growth initiatives or acquisitions.
The investment is expected to close before the end of the year, subject to clearance under the Hart-Scott-Rodino Act. The convertible preferred stock will be sold in a private placement and will not be registered under the Securities Act of 1933.
ABOUT HOMESTORE, INC.
Homestore, Inc. offers a wide variety of information and decision support tools for consumers looking for home and real estate-related information on the Internet. The Company operates the No. 1 network of real estate sites, including REALTOR.com®, the official Web site of the National Association of REALTORS® and HomeBuilder.com™, the official new homes site of the National Association of Home Builders. RENTNET®, SeniorHousingNet™, FactoryBuiltHousing.com, and Homestore.com® are part of the Homestore Network as well. Homestore is also a leading supplier of media and technology solutions for real estate professionals, local and national advertisers, and providers of home and real estate-related products and services. Homestore’s print division includes Homestore® Plans and Publications and Welcome Wagon®, and the Company’s software division includes TOP PRODUCER® Systems. On the Net: http://ir.homestore.com
ABOUT ELEVATION PARTNERS
Elevation Partners is a newly formed private equity firm that makes large-scale investments in market-leading media, entertainment, and consumer-related businesses. It focuses on investing in intellectual property and content oriented businesses, as well as traditional media and entertainment companies, where it can partner with management to enhance growth and profitability through a combination of strategic capital and operational insight. Elevation Partners had its final close on a $1.9 billion fund this past August. The six partners are Fred Anderson, former EVP and CFO of Apple Computer, Bret Pearlman, former senior managing director of The Blackstone Group, Marc Bodnick, a founding principal of Silver Lake Partners, John Riccitiello, the former president and COO of Electronic Arts, Roger McNamee, a co-founder of Silver Lake Partners and Integral Capital Partners and Bono, lead singer and co-founder of the rock band U2. On the Net: www.elevation.com
CAUTION REGARDING FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements, including information about management’s view of Homestore’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Homestore, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Homestore files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Homestore’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Homestore cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Homestore expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.
Copyright © 2005 Homestore, Inc. All rights reserved.